Exhibit 99.1

NetLogic Microsystems Contact:	Investor Relations Contact:
Don Witmer, CFO	Michael Knapp
NetLogic Microsystems, Inc.	Stapleton Communications Inc.
650-961-6676	650-470-0200
dwitmer@netlogicmicro.com	ir@netlogicmicro.com

NetLogic Microsystems Announces Record Q1 2005 Financial Results

MOUNTAIN VIEW, Calif. – April 14, 2005 – NetLogic Microsystems, Inc. (NASDAQ: NETL), the leader in the design and development of knowledge-based processors, today announced record financial results for the first quarter ended March 31, 2005.

Partly driven by a one-time event and a customer pull-in, revenue in the first quarter of 2005 was $21.8 million, an increase of 43 percent over fourth quarter revenue of $15.2 million.

Net income, in accordance with generally accepted accounting principles (GAAP), was $5.4 million or $0.29 per share, compared with a net loss of $75,000 in the fourth quarter of 2004. Pro forma net income, which excludes amortization of stock-based compensation in the first quarter of 2005, was $6.1 million or $0.33 per share, compared with pro forma net income of $820,000, or $0.05 per share, in the fourth quarter of 2004.

The company believes the additional non-GAAP measures provided are useful to investors for performing financial analysis, because they highlight the company’s operating activities. The company’s management uses this pro forma measure internally to evaluate its operating performance and plan for its future periods. However, pro forma measures are not a substitute for GAAP measures. For a reconciliation of GAAP versus pro forma financial information on a quarterly basis, please see the attached schedule.

“Demand for our knowledge-based processors continued to grow as customers migrated to 10 Gigabit Ethernet (10GbE) infrastructure to handle increased processing needs,” said Ron Jankov, president and CEO. “Two major events drove the first quarter’s revenue increase. First, we saw a significant order late in the quarter as a current customer needed additional product to stock a new production line in Asia. We view this stocking order as a one-time event. Second, we received a pull-in of an order for a major build of a new product.”

Gross margins in the first quarter of 2005 were 56.5 percent, up 8.3 percent from the 48.2 percent reported in the fourth quarter. The improvement in gross margins was partially driven by the sale of products that had been written off in prior periods and, accordingly, had no associated cost of revenue. Sales of the written off products contributed approximately 4.4 percent to the first quarter gross margins. The company does not expect significant contributions to product gross margins in its second quarter from the sale of products that had been written off in prior periods. Significantly, the company also improved its manufacturing performance by achieving higher product yields for the third version of its knowledge-based processors, and by increasing shipments of the lower-cost fourth version of its knowledge-based processors. These two factors contributed approximately 4.0 percent to the first quarter gross margins.

“Because the increase in first quarter revenue was driven by a one-time order to stock a customer’s new line in Asia, as well as a pull-in for a major build of a new product, we expect our second quarter revenue to be more reflective of growth relative to the base business established in the fourth quarter of 2004. Therefore, we anticipate second quarter revenue to be between $16.7 million and $17.7 million, or a 10 to 16 percent increase over fourth quarter revenue of $15.2 million,” said Jankov.

“In addition to our excellent operating performance, we were also pleased to have lowered research and development expenses in the first quarter, as two of our new products went directly to production from first tape-out, an amazing feat considering the complexity of our products. We are immensely proud of our engineering and manufacturing teams for making this happen,” Jankov said.

First Quarter Highlights

During the first quarter, the company announced:

•	Its NL5000 knowledge-based processors have been successfully incorporated, tested and deployed by Foundry Networks in its BigIron family of switches and routers.

•	Its knowledge-based processors are shipping in production volume in the Extreme Networks’ BlackDiamond 10K core switch.

•	Production of its NETLite™ processor product family, specifically designed for cost-sensitive, high-volume applications such as entry level switches, routers and access equipment, thereby increasing the company’s serviceable market.

•	Production volume shipments of its Dual LA-1 port NL5000GLQ NPU interface knowledge-based processors to top-tier customers for high-performance networking applications for markets including core, edge, metro, access markets, as well as enterprise switching and routing.

•	The high performance, carrier-class, DOCSIS 2.0-qualified ARRIS Cadant® C4™ Cable Modem Termination System (CMTS) incorporated NetLogic Microsystems’ NL5000 knowledge-based processor.

NetLogic Microsystems’ knowledge-based processors have now penetrated virtually every point in the newly emerging Internet Protocol (IP)-based converged communications network for data, video and voice. NL5000 knowledge-based processors are shipping in core, metro and edge routers, Layer 3/4 enterprise switches and routers, and numerous Internet access platforms including Ethernet Aggregation, IP-DSLAMS and now the most advanced CMTS platform for Voice-over-IP (VoIP).

Operational Milestones

As mentioned earlier, the company achieved first pass silicon success with two new products, including the NL3140 NETLite processor. With this success, the NL3140 was released to production ahead of schedule and significantly reduced R&D costs by not requiring additional mask spins.

Also, the company continued its successful conversion of customers to its latest version 4 of the NL5000 knowledge-based processor. Version 4 is a re-design that leverages extensive design and manufacturing knowledge to deliver a smaller die with increased redundant computing resources, resulting in higher yields and a lower product cost. Version 4 can also operate at speeds higher than version 3, and consumes as much as 40 percent less power than its predecessor.

“From all angles, our first quarter was excellent, with progress in our financial, operational and engineering execution,” said Jankov. “We expect a number of favorable macro trends to continue driving our growth, including the market’s conversion to 10GbE and Internet Protocol Version 6 and the added processing complexity in the Internet infrastructure to support the growth and convergence of data, voice and video traffic, which has been accelerated by applications such as Voice-over-IP (VoIP), Video-on-Demand (VoD), and music and video file sharing. With continued execution, we believe we are in excellent position to capitalize on these favorable trends and the resulting TAM expansion.”

Conference Call

The company will host its first quarter 2005 financial results conference call on Thursday, April 14, 2005 at 2 p.m. Pacific time (5 p.m. Eastern time).

To listen to the call, dial (800) 299-7098 ten minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial (888) 286-8010 and enter pass code 79610963.

The conference call will be available via a live webcast on the investor relations section of the NetLogic Microsystems web site at http://www.netlogicmicro.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 3 months.

About NetLogic Microsystems

NetLogic Microsystems, Inc., a fabless semiconductor company located in Mountain View, Calif., designs, develops and markets high performance knowledge-based processors for a variety of advanced Internet, corporate and other networking systems, such as routers, switches, network access equipment and networked storage devices. NetLogic Microsystems knowledge-based processors use advanced processor architecture and a large knowledge database containing network and network user information to make complex decisions about individual packets of information traveling through the network. Knowledge-based processors significantly enhance the ability of networking OEMs, to supply network service providers with systems offering more advanced functionality for the Internet, such as voice transmission over the Internet, or VoIP, virtual private networks, or VPNs, and streaming video and audio. NetLogic Microsystems also provides NPU interface knowledge-based processors solutions to Intel and AMCC network processors that accelerate design and development of leading-edge networking equipment. For more information about products offered by NetLogic Microsystems, call 650.961.6676 or visit the NetLogic Microsystems Website at http://www.netlogicmicro.com

NetLogic Microsystems, the NetLogic Microsystems logo and NETLite are trademarks of NetLogic Microsystems, Inc. All other trademarks are properties of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding NetLogic Microsystems’ business, including, but not limited to, revenue projections, which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our products, the volume of sales to our principal product customers, manufacturing yields for our products, the timing of manufacture and delivery of product by our foundry suppliers, the length of our sales cycles, our average selling prices, the strength of the OEM networking equipment market and the cyclical nature of that market and the semiconductor industry. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our form 10-K filed in March 2005, as well as other reports that NetLogic Microsystems files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and NetLogic Microsystems undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

NETLOGIC MICROSYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended March 31,
	2005	2004
Revenue:
Product revenue	$21,802	$7,765
License and engineering service revenue	—	502

Total revenue	21,802	8,267

Cost of revenue:
Cost of product revenue	9,484	5,570
Cost of license and engineering service revenue	—	—

Total cost of revenue	9,484	5,570

Gross profit	12,318	2,697

Operating expenses:
Research and development	3,838	4,084
Selling, general and administrative	2,412	1,544
Stock-based compensation	637	2,253

Total operating expenses	6,887	7,881

Income (loss) from operations	5,431	(5,184)

Interest and other income (expense), net	159	(221)

Income (loss) before income taxes	5,590	(5,405)

Provision for income taxes	168	—

Net income (loss)	$5,422	$(5,405)

Net income (loss) per share - Basic	$0.31	$(1.58)

Net income (loss) per share - Diluted	$0.29	$(1.58)

Shares used in calculation - Basic	17,462	3,427

Shares used in calculation - Diluted	18,558	3,427

NETLOGIC MICROSYSTEMS, INC.

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended March 31,
	2005	2004
Revenue:
Product revenue	$21,802	$7,765
License and engineering service revenue	—	502

Total revenue	21,802	8,267

Cost of revenue:
Cost of product revenue	9,470	5,453
Cost of license and engineering service revenue	—	—

Total cost of revenue	9,470	5,453

Gross profit	12,332	2,814

Operating expenses:
Research and development	3,838	4,084
Selling, general and administrative	2,412	1,544

Total operating expenses	6,250	5,628

Income (loss) from operations	6,082	(2,814)

Interest and other income (expense), net	159	(221)

Income (loss) before income taxes	6,241	(3,035)

Provision for income taxes	168	—

Net income (loss)	$6,073	$(3,035)

Net income (loss) per share - Basic	$0.35	$(0.89)

Net income (loss) per share - Diluted	$0.33	$(0.89)

Shares used in calculation - Basic	17,462	3,427

Shares used in calculation - Diluted	18,558	3,427

NETLOGIC MICROSYSTEMS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

PRO FORMA NET INCOME (LOSS)

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended March 31,
	2005	2004
GAAP net income (loss)	$5,422	$(5,405)
Pro forma adjustments:
Amortization of stock-based compensation	651	2,370

Pro forma net income (loss)	$6,073	$(3,035)

NETLOGIC MICROSYSTEMS, INC.

CONDENSED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$46,270	$41,411
Accounts receivable, net	8,683	5,873
Inventory	7,124	7,759
Prepaid expenses and other current assets	907	1,408

Total current assets	62,984	56,451

Property and equipment, net	2,745	2,953
Other assets	104	50

Total assets	$65,833	$59,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,992	$5,690
Accrued liabilities	4,965	4,164
Capital lease obligations, current	824	1,314

Total current liabilities	10,781	11,168

Capital lease obligations, long-term	1	3
Other liabilities	240	181

Total liabilities	11,022	11,352

Stockholders’ equity:
Common stock	177	176
Additional paid-in capital	150,717	150,769
Notes receivable from stockholders	(94)	(434)
Deferred stock-based compensation	(2,230)	(3,227)
Accumulated deficit	(93,759)	(99,182)

Total stockholders’ equity	54,811	48,102

Total liabilities and stockholders’ equity	$65,833	$59,454